Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Alon Kutai
FastLane Communications	ProActive Newsroom
973-582-3498	212-828-7373
cfaust@fast-lane.net	Akutai@proactivecrg.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports First Quarter Fiscal 2011 Financial Results

POMPANO BEACH, FL – February 14, 2011 – Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology, announced today its financial results for the first quarter of fiscal 2011, the three months ended December 31, 2010 (“Q1 FY2011”).

Q1 FY2011 Financial Highlights

•
Total revenues were approximately $4.2 million for Q1 FY2011, an increase of approximately 4.1% compared to the first quarter of fiscal 2010 (“Q1 FY2010”) and an increase of 4.4% sequentially (compared to the fourth quarter of fiscal 2010). The increase in revenues compared to the year-ago quarter was primarily attributable to higher revenues from Onstream's Audio and Web Conferencing Services Group.

•	Audio and Web Conferencing Services Group revenues were approximately $2.3 million in Q1 FY2011, an increase of 10.3% as compared to Q1 FY2010.
•	Webcasting revenues of approximately $1.5 million in Q1 FY2011 represent an increase of 3.2% as compared to Q1 FY2010.
•	Webcasting revenues for Q1 FY2011 from selected government contracts were approximately $136,000, an increase of 109.2% compared to Q1 FY2010.
•	Gross margin was approximately $2.8 million in Q1 FY2011, representing 66.7% of total revenues and an increase of 6.1% compared to the year-ago quarter.
•
Operating expenses were approximately $3.6 million in Q1 FY2011, a decrease of approximately $3.2 million, or 47.3%, compared to the year-ago quarter. The decrease was primarily due to a $3.1 million non-cash charge for the impairment of goodwill and other intangible assets in Q1 FY2010 versus no such charge in Q1 FY2011.

•	Depreciation and amortization expense was approximately $386,000 in Q1 FY2011, a decrease of approximately $181,000, or 31.9%, compared to the year-ago quarter.
•
Consolidated net loss was approximately $(898,000), or $(0.10) loss per share, in Q1 FY2011, representing a decrease of 79.3% as compared to a net loss of approximately $(4.3) million, or $(0.58) loss per share, in Q1 FY2010. The approximately $3.4 million decrease in the net loss was primarily due to the $3.1 million non-cash charge of impairment of goodwill and other intangible assets in Q1 FY2010 versus no such charge in Q1 FY2011, as discussed above.

•
Onstream’s Q1 FY2011 net loss of approximately $898,000 included approximately $910,000 of non-cash expenses and an approximately $139,000 non-cash gain for adjustment of derivative liability to fair value. The primary non-cash expenses included in the Q1 FY2011 loss were depreciation and amortization, employee compensation expense arising from the issuance of stock and options, and amortization of deferred professional fee expenses paid for by issuing stock and options.

Key Developments

•
Onstream is now in compliance with Nasdaq Listing Rule 5550 (a)(2)(a) as a result of its common stock closing at a bid price of $1.00 per share or more for the ten consecutive business days ended January 27, 2011.

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•
Onstream has repaid the balance of the $1.0 million it borrowed during the first part of 2010, which had a remaining principal balance of $714,000 as of September 30, 2010. Of this balance, $503,000 was satisfied on October 1, 2010 by Onstream’s payment of cash and the issuance of common shares and the remaining $211,000 was satisfied by monthly principal payments during Q1 FY 2011, plus the issuance of common shares in January 2011.

•
In January 2011, Onstream signed a MarketPlace365™ (MP365) promoter agreement with MedicExchange, which expects its new MP365 to eventually include thousands of companies in the healthcare industry. MedicExchange provides technology-enabled tools and technical data to approximately 75,000 healthcare buyers representing approximately $12 billion in annual purchases.

•
In February 2011, Onstream signed a promoter agreement with Tarsus Advon for the Trade Show News Network (TSNN) to power an MP365 marketplace for the tradeshow industry, expected to be launched this March. TSNN is the world’s leading online resource for the event, exhibition and event industry since 1996.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, said, “We were pleased to report the 10.3% revenue increase in our Audio and Web Conferencing Services Group as well as a revenue increase in our webcasting division, which included the impact of a 109.2% gain in revenues from selected government sector contracts.”

Mr. Selman continued, “As expected, during the first quarter of fiscal 2011 and continuing into the second quarter, we have signed a number of new MP365 promoter agreements. In addition to our four active marketplaces, we have 20 signed MP365 promoter contracts in hand and other exciting prospect companies are in the pipeline. Several of these existing contracts are expected to launch and become active in the coming weeks and months. Due to the anticipated increases in conferencing, webcasting and DMSP and hosting revenues, as well as our anticipation of the start of meaningful revenues from our MP365 platform, we expect revenue increases to continue throughout 2011.”

Mr. Selman added, “Although we reported cash used in operating activities (before changes in current assets and liabilities) for Q1 FY2011, versus net cash provided by operating activities (before changes in current assets and liabilities) for Q3 and Q4 FY2010, this change was primarily related to certain expenses being seasonally higher in Q1 FY2011 as compared to Q3 and Q4 FY2010, including vacation expense and audit fee expense. Accordingly, we still expect to report net cash provided by operating activities (before changes in current assets and liabilities) for the balance of fiscal 2011.We were also pleased to repay the balance of the $1.0 million that we borrowed during the first part of 2010 without incurring any additional debt to do so. We will continue to strengthen our balance sheet, subject of course to equity market conditions as well as the increased revenues levels that we are expecting.”

Teleconference

Onstream Media will hold a conference call to discuss its fiscal 2011 first quarter financial results on Tuesday, February 15, 2011 at 4:30PM Eastern Time. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=76487 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=76487.

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About Onstream Media

Onstream Media Corporation (NASDAQ:ONSM) is a leading, online, service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost-effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365™ solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost-effectively self-deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

99.1-3

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended
	December 31, 2010	December 31, 2009
	(unaudited)	(unaudited)
REVENUE:
DMSP and hosting	$488,809	$552,225
Webcasting	1,454,837	1,410,007
Audio and web conferencing	1,809,460	1,589,961
Network usage	465,120	456,213
Other	19,027	60,707
Total revenue	4,237,253	4,069,113

COSTS OF REVENUE:
DMSP and hosting	221,505	253,008
Webcasting	359,277	326,911
Audio and web conferencing	600,107	535,697
Network usage	208,706	187,642
Other	21,639	103,218
Total costs of revenue	1,411,234	1,406,476

GROSS MARGIN	2,826,019	2,662,637

OPERATING EXPENSES:
General and administrative:
Compensation	2,110,509	2,076,377
Professional fees	541,925	478,059
Other	530,814	545,293
Impairment loss on goodwill and other intangible assets	-	3,100,000
Depreciation and amortization	386,197	567,361
Total operating expenses	3,569,445	6,767,090

Loss from operations	(743,426)	(4,104,453)

OTHER EXPENSE, NET:
Interest expense	(300,340)	(235,400)
Gain for adjustment of derivative liability to fair value	138,661	-
Other income (expense), net	7,412	(1,188)

Total other expense, net	(154,267)	(236,588)

Net loss	$(897,693)	$(4,341,041)

Loss per share – basic and diluted:

Net loss per share	$(0.10)	$(0.58)

Weighted average shares of common stock outstanding – basic and diluted	8,742,092	7,430,814

99.1-4

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31, 2010 (unaudited)	September 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$137,708	$825,408
Accounts receivable, net of allowance for doubtful accounts of $359,739 and $363,973, respectively	2,486,899	2,805,420
Prepaid expenses	342,007	316,591
Inventories and other current assets	122,352	125,000
Total current assets	3,088,966	4,072,419
PROPERTY AND EQUIPMENT, net	2,824,947	2,854,263
INTANGIBLE ASSETS, net	1,160,942	1,284,524
GOODWILL, net	12,396,948	12,396,948
OTHER NON-CURRENT ASSETS	104,263	104,263
Total assets	$19,576,066	$20,712,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,249,104	$2,553,366
Accrued liabilities	1,192,803	1,066,960
Amounts due to directors and officers	395,742	374,124
Deferred revenue	142,628	141,788
Notes and leases payable – current portion, net of discount	1,766,762	1,904,214
Convertible debentures, net of discount	1,134,102	1,626,796
Total current liabilities	6,881,141	7,667,248
Notes and leases payable, net of current portion and discount	101,137	120,100
Convertible debentures, net of discount	836,343	815,629
Detachable warrants, associated with sale of common shares and Series A-14 Preferred	247,743	386,404
Total liabilities	8,066,364	8,989,381

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 35,000 issued and outstanding	3	3
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 420,000 issued and outstanding	42	42
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 8,976,740 and 8,384,570 issued and outstanding, respectively	898	838
Additional paid-in capital	136,151,674	135,453,812
Unamortized discount	(258,406)	(297,422)
Accumulated deficit	(124,384,509)	(123,434,237)
Total stockholders’ equity	11,509,702	11,723,036
Total liabilities and stockholders’ equity	$19,576,066	$20,712,417

99.1-5